Exhibit 21.1
List of Subsidiary Corporations
AMERIGROUP Corporation
The Registrant owns and controls the following subsidiary corporations:

Entity	State of Incorporation	Incorporation Date
AMGP Georgia Managed Care Company	Georgia	6/11/2003
AMERIGROUP New Jersey, Inc.	New Jersey	4/3/1995
AMERIGROUP Michigan, Inc.	Michigan*	4/1/2002
AMERIGROUP Massachusetts, Inc.	Massachusetts*	3/5/2002
AMERIGROUP Maryland, Inc.	District of Columbia	1/7/2003
AMERIGROUP New Mexico, Inc.	New Mexico*	12/6/2004
AMERIGROUP Illinois, Inc.	Illinois	6/14/1995
AMERIGROUP Ohio, Inc.	Ohio	3/8/2002
AMERIGROUP Florida, Inc.	Florida	12/31/2002
AMERIGROUP Delaware, Inc.	Delaware*	3/1/2002
AMERIGROUP Connecticut, Inc.	Connecticut*	3/5/2002
AMERIGROUP Colorado, Inc.	Colorado*	1/13/2005
AMERIGROUP California, Inc.	California*	3/5/2002
AMGP Arizona, Inc.	Arizona*	8/7/2002
AMERIGROUP Nevada, Inc.	Nevada*	8/11/2005
Careplus LLC	New York	10/10/1995
AMERIGROUP Indiana, Inc.	Indiana*	3/4/2002
AMERIGROUP Acquisition Corporation	New York	10/25/2004
AMERIGROUP New York, Inc.	New York*	9/14/2001
Intelli-dent IPA, Inc.	New York	3/26/1999
AMERIGROUP Tennessee, Inc.	Tennessee	4/23/2006
PHP Holdings, Inc.	Florida	3/30/1995
AMERIGROUP Wisconsin, Inc.	Wisconsin*	4/2/2002
AMERIGROUP Virginia, Inc.	Virginia	8/30/2004
AMERIGROUP Texas, Inc.	Texas	6/19/1995
AMERIGROUP South Carolina, Inc.	South Carolina*	10/24/2003
AMERIGROUP Puerto Rico, Inc.	Puerto Rico*	3/13/2002
AMERIGROUP Pennsylvania, Inc.	Pennsylvania*	3/5/2002
AMERIVANTAGE, Inc.	Delaware	1/16/2004

*	non-active